EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

Hope Bancorp, Inc.
Los Angeles, California
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-179241, 333-145014, and 333-213200) of Hope Bancorp, Inc. and subsidiaries of our reports dated May 17, 2017, relating to the consolidated financial statements and the effectiveness of Hope Bancorp, Inc. and subsidiaries’ internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016.

/s/ BDO USA, LLP
Los Angeles, California
May 17, 2017